Exhibit 3.8

ARTICLES OF INCORPORATION

OF

EASTERN & WESTERN HOTEL CORPORATION

The undersigned, to form a corporation in the State of Nevada, under Chapter 78 of the Nevada Revised Statutes, CERTIFY:

1.                                       That the name of the corporation is:

EASTERN & WESTERN HOTEL CORPORATION

2.                                       That the principal office of the corporation in the State of Nevada, is to be located at 724 South Ninth St., Las Vegas, NV 89101.

The corporation may also maintain an office or offices at such other place or places within or outside the State of Nevada as it may from time to time determine. Corporate business of every kind and nature may be conducted, and meetings of directors and stockholders held outside the State of Nevada the same as in the State of Nevada.

3.                                       PURPOSE:  The nature of the business or objective or purposes to be transacted, promoted or carried on by the corporation is to engage in any lawful activities.

4.                                       CAPITAL _STOCK:  The total authorized capital stock of the corporation shall consist of twenty-five hundred (2500) shares of common stock at no par value.

Any and all shares issued by the corporation, the fixed consideration for which has been paid or delivered, shall be deemed fully paid stock and not liable to any further call or assessments.

If for any reason, the amount of outstanding stock of the corporation is to be increased, such increase shall be offered to and may be determined for the then existing shareholders in proportion to their shareholdings at that time, for such amount as may be determined at the offering price of the stock to either shareholder or non-shareholder.

5.                                       DIRECTORS:  A.      The initial number of the Board of Directors shall consist of one (1) or more.  Thereafter the number of Directors shall be specified in the By-Laws of the Corporation, and such number may from time to time be increased or decreased in such manner as prescribed by the By-Laws.  In the event that the number of Directors are three (3) or more, then the Directors need not be Stockholders.  In the event that all shares of the Corporation are owned beneficially and of record by either one (1) or two (2) Stockholders, the number of Directors may be less than three (3) but not less than the number of Stockholders.  The name and post office address of the first Board of Directors, which shall consist of two persons who shall hold office until their successors are duly elected and qualified are as follows:

Sukeaki Izumi

I & F Corp.

T531 3-10-2-304

Toyosaki, Oyodu-ku

Osaka, Japan

Lawrence J. Teker

220 East Marine Drive

Agana, Guam 36910

B.                                     Interested Directors.  No contract or transaction between EASTERN & WESTERN HOTEL CORPORATION, and any of its Directors, or between EASTERN & WESTERN HOTEL CORPORATION and any other corporation, firm, association, or other legal entity shall be invalidated by reason of the fact that the Director of EASTERN & WESTERN HOTEL CORPORATION, has a direct or indirect interest, pecuniary or otherwise, in such corporation, firm, association or legal entity, or because the interested Director was present at the meeting of the Board of Directors which acted upon or in reference to such contract or transaction, or because such Director participated in such action, provided that: (1) the interest of each such Director shall have been disclosed to or known by the Board and a disinterested majority of the Board shall have nonetheless ratified, and approved such contract or transaction (such interested Director or Directors may be counted in determining whether a quorum is present for the meeting at which time such ratification or approval is given); or (2) any of the conditions of NRS 78.140 are met.

6.                                       OFFICER AND DIRECTOR LIABILITY AND INDEMNIFICATION

A.                                   Limitation of Personal Liability.  Except for acts or omissions which involve intentional misconduct, fraud or knowing violation of law or for the payment of dividends in violation of NRS 78.300, there shall be no personal liability of a director or officer to EASTERN & WESTERN HOTEL CORPORATION or its stockholders for damages for breach of fiduciary duty as a director or officer.

B.                                     Indemnification.  EASTERN & WESTERN HOTEL CORPORATION shall indemnify each and everyone of its officers and directors, past, present and future, who was, is or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, against expenses arising out of or on account of any act or omission alleged to have been committed by such officer or director, including attorneys fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such officer or director in connection with the action, suit or proceeding if such officer or director acted in good faith and in a manner reasonably believed to be in or not opposed to the best interest of EASTERN & WESTERN HOTEL CORPORATION and, with respect to any criminal action or proceeding, such officer or director had no reasonable cause to believe such officer’s or director’s conduct was unlawful.

C.                                     Limitation of Indemnification.  The indemnification hereby provided for the officers and directors of EASTERN & WESTERN HOTEL CORPORATION does not exclude any other rights to which an officer or director may be entitled for either an action in such an officer or director’s official capacity or an action in another capacity while holding office; provided that indemnification may not be made to or on behalf of any officer or director if a final adjudication by a court of competent jurisdiction establishes that the acts and omissions of such officer or director that the acts and omissions of such officer or director involved intentional misconduct, fraud or a knowing violation of the law and were material to the cause of the action.

D.                                    Benefit.  The indemnification and advancement of expenses hereby authorized is continuing and shall insure to the benefit of the heirs, executors and administrators of each such officer and director.

7.                                       ASSESSMENTS: The capital stock of the corporation, after the subscription price, or par value, has been paid in money, property or services as the directors may determine, shall not be subject to assessment to pay the debts of the corporation, nor for any other purpose, and no stock issues as fully paid up shall ever be assessed or assessable, and the Articles of Incorporation shall be amended in this particular.

8.                                       INCORPORATORS: The name and post office address of the incorporators which are two in number, signing the Articles of Incorporation are set forth below:

Sukeaki Izumi

I & F Corp.

T531 3-10-2-304

Toyosaki, Oyodu-ku

Osaka, Japan

Lawrence J. Teker

220 East Marine Drive

Agana, Guam 36910

9.                                       TERM:  The corporation shall have perpetual existence.

/s/ Sukeaki Izumi
SUKEAKI IZUMI

/s/ Lawrence J. Teker
LAWRENCE J. TEKER

STATE OF NEVADA )

COUNTY OF CLARK)

On this 1st day of September 1988, before me a Notary Public and for said County and State, personally appeared SUKEAKI IZUMI and LAWRENCE J. TEKER known to me to be the persons described in and who executed the foregoing instrument and who acknowledged to me that they executed the same freely and voluntarily and for the uses and purposes therein mentioned.

/s/ Jeffrey N. Clontz
NOTARY PUBLIC